AS FILED WITH THE SECURITIES & EXCHANGE COMMISSION ON January 19, 2000
                                                              File No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             AMENDMENT NUMBER ONE TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                         NATIONAL REHAB PROPERTIES, INC.
                         -------------------------------
                 (Name of small business issuer in its charter)

     Nevada                                                        65-0439467
--------------------------------------------------------------------------------
    (State of                  (Primary Industrial               (IRS Employer
  Incorporation)              Classification Number)              I.D. Number)

            2921 NW Sixth Avenue, Miami, Florida 33127 (305) 573-8882
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                      CSC/The United States Corporation Co.
                                1013 Centre Road
                              Wilmington, Delaware
                                 (302) 998-0595
          ------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                             Richard P. Greene, P.A.
                     2455 East Sunrise Boulevard, Suite 905
                         Fort Lauderdale, Florida 33304
                                 (954) 564-6616
                               Fax: (954) 561-0997

Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

=======================================================================================
                                                             Proposed
                                 Amount of     Proposed       Maximum
                                  Shares        Maximum      Aggregate      Amount of
Title of Each Class of             To be      Offer Price    Offering     Registration
Securities to be Registered     Registered   Per Share(1)      Price           Fee
---------------------------     ----------   ------------    ---------    ------------
Common Stock                    10,000,000       $0.25      $2,500,000       $695.00
=======================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price in the over the counter market on October 22, 1999.

      The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                 Public Offering
                                                                    Prospectus

                         NATIONAL REHAB PROPERTIES, INC.

                        10,000,000 shares of Common Stock
                                 $.25 per share

National Rehab Properties, Inc.
2921 NW Sixth Avenue
Miami, Florida 33127

The Offering

                      Per Share        Total
                      ---------        -----
Public Price .......  $0.25          $2,500,000
Proceeds to NRPI      $              $

We specialize in investing in and revitalizing homes in established older residential neighborhoods in urban areas. We either buy vacant lots and build a single family home thereon or buy an abandoned house and renovate it.

This is a public offering and a public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

                                 Trading Symbol:
                           OTC Bulletin Board -- NRPI
                           --------------------------

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors" Beginning on Page __.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

The securities are being offered by the Company's officers and directors on a "best efforts" basis. Officers and directors selling any of the shares will not be entitled to receive a commission and will have the right to accept or reject subscriptions. It is expected that delivery of certificates representing the securities will be made against payment therefor on or about _________, 2000 in Fort Lauderdale, Florida (the "Closing"). No registered representatives of any NASD member firm will be involved in the sale of any of the shares registered hereby.

                                                                January 18, 2000

                               PROSPECTUS SUMMARY

The Offering

10,000,000 shares of common stock offered

OTC Bulletin Board Symbol - NRPI

The Company

National Rehab was formed on October 1, 1993. On August 17, 1995, we became a public company as a result of a merger with an already existing public company.

We specialize in investing in and revitalizing homes in established older residential neighborhoods in urban areas. Many of these homes have been abandoned by the middle-class which typically moves outward from the inner cities into the newer suburban developments. We either buy vacant property and build single family homes or we buy abandoned homes and complete all renovations. Our purpose is to sell the homes for a profit. Renovated or rebuilt starter homes were valued at approximately $30,000 in 1981, $45,000 in 1987, $60,000 in 1994, $70,000 in 1997, and $85,000 in 1999. The years ahead should find properties in this affordable housing market at the $90,000 range or higher.

Our target market has been fruitful over the past 30 years, regardless of national inflation or economic stagnation. We believe the real estate market will continue to provide a good opportunity for our company's future investments. Based upon the great number of foreclosures and abandoned properties each year, we have a virtually unlimited supply of lots and dilapidated homes which meet our business model criteria.

National Rehab has a successful record of identifying and purchasing distressed or foreclosed properties, completing renovations on those properties rapidly and inexpensively, and marketing the properties to qualified first-time buyers who can buy the properties with little or no down payment. We typically sell a property for $90,000 and produce a profit of $15,000 per sale. The complete buy-repair or build-resell process for each property takes approximately six months. The intended result is an annual pre-tax return of approximately $30,000 on a $60,000 investment.

The United States Department of Housing and Urban Development (HUD) and the Federal Housing Administration (FHA) support the cities and their residential neighborhoods with programs designed to work with developers to create low down payment housing. Being favorable to lower income citizens, these programs are non-subsidized by the government and carry their own weight in Washington's bureaucratic environment where charity is often scorned. As a rule, the federal government favors private ownership over public housing and tenant/renter situations. The HUD and FHA programs are specifically aimed at the low-income neighborhoods of America in an attempt to maintain the nation's existing housing stock which has depreciated and declined due to foreclosure, abandonment and old age. The Community Reinvestment Act (CRA) requires banks all over the nation to invest in these neighborhoods. It is up to the private and public sectors to engage these encouraging and sound programs and make them successful. National Rehab takes advantage of that challenge by revitalizing abandoned urban neighborhoods, and in so doing, helps hundreds of working-class families realize the American dream of home ownership.

Past Operations

National Rehab's business is real estate and in order to buy real estate for our business of rehabilitating houses or building houses, construction financing is necessary. Through the years we have constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income for the years 1994 through 1997-- Federal Income Tax reports were as follows: $61,965 - 1994; $73,886 - 1995; $76,684 - 1996; $20,369
- 1997; ($344,064) - 1998). In May of 1997, we entered into a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15% and 18% per year with an equal amount in placement fees. Additionally, we had to give the lender 4,000,000 shares of restricted stock. Our board entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997, we opened an office in New Orleans, Louisiana because that city has 39,000 declared houses in need of repair. In 1997 and 1998, we completed 25 houses in New Orleans and, between the points and interest, we lost approximately $240,000. In 1998, we left New Orleans as it was determined that the excessive rate of interest being charged for the money borrowed National Rehab could not be profitable. As of December 31, 1998, the inventory of company-owned houses in New Orleans, houses with the excessively high interest rates, was zero. In December 1998, we filed a lawsuit against the lender and it's president for civil and criminal usury in Dade County Circuit Court. In that lawsuit we are asking for return of principal, damages and return of the stock issued to the defendants, et al. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

In 1997, a receivable of $105,000 was written off by National Rehab due to the bankruptcy of the debtor, an original incorporator of National Rehab.

In January, 1999, we completed a reverse split of our stock on a 1 for 10 basis and proceeded to raise $557,500 from the sale and/or conversion into common stock of senior subordinated debentures. In addition, we raised $211,500 from the sale of restricted stock during the 1999 fiscal year. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital from the sale of our common stock.

Present Operations

Our business is currently based in Miami where we intend to build 100 houses annually. As a public Company, National Rehab Properties, Inc. is traded over-the-counter as a bulletin board stock under the symbol NRPI.

In 1999, we purchased 17 building sites in Miami for cash, filed for building permits and are proceeding forward with construction. A profit of $300,000 is expected from the completion of these sales. Those houses will be encumbered by mortgages from a Miami lending institution. The decision to build houses in Miami was the result of a market study showing a large demand for first time buyer homes and the large number of vacant lots in the mature residential neighborhoods National Rehab is accustomed to dealing in. Due to our cash position, we expect to acquire construction financing for the Miami project. The Miami project of 100 houses is contingent upon construction financing.

National Rehab has made a deposit on a 20 acre tract of land with a purchase price of $280,000 in Vero Beach, Florida. We anticipate improving the land with road and utilities and platting the land for 100 single family home sites. We believe we can obtain a land and acquisition loan from a local lending institution for the cost of construction of improvements to the land. We further anticipate building the houses with construction financing and reselling the houses in the local economy. We have funds available to purchase the land without financing. The project, known as "Eagle Trace," is estimated to create a profit of $3,500,000. This project is contingent upon construction financing for the land improvements and home construction.

National Rehab has a signed contract to purchase an aluminum manufacturing plant that produces aluminum and glass railings, storm shutters and aluminum windows for sale in South Florida. In 1998, the aluminum company had $4,600,000 in sales revenues, however was not profitable due to lack of cash to finance the sale of its products awaiting construction draws. National Rehab Properties, Inc. may acquire 80% of the company. If acquired all financials will be consolidated with our company. We anticipate acquiring financing for the aluminum company's receivables through a factoring company. The receivable financing will be the only debt of the aluminum company. At that time, it is anticipated that the acquired company will be able to increase revenues to $12,000,000 per year and it is projected that the net income will result in $2,000,000 to the bottom line. We have the funds for acquisition, however, the receivable financing funds are not yet in place and therefore the potential profitability of the acquisition target is not secure. We feel that the supply of users for the target's products is immense because the acquisition target is one of three companies that are licensed to build products passing the newest hurricane protection laws. There can be no assurance that the contemplated acquisition will occur and, if consummated, that it will provide profitable operations for our business.

Our offices are located at 2921 NW 6th Avenue,
Miami, Florida 33127 and our telephone
number is (305) 573-8882.

                          SUMMARY FINANCIAL INFORMATION

Because this is a summary of selected financial information, it does not contain all of the financial information that may be important to you. You should review the entire financial statement with footnotes carefully to gain a clear understanding of our business operations.

Statements of Operations Data
Year Ended September 30,

                                                           Ten Months
                                                          Ended July 31
                                                          -------------
                                                      1998                1999
                                                      ----                ----
Total Revenue                                     $   937,951        $   379,881
Total Costs and Expenses                            1,282,015            350,239
Profit (Loss) From Operations                        (344,064)            29,642
Net Profit (Loss) Applicable
  to Common Shareholders                          $  (344,064)       $    29,642
Net Profit (Loss) per Common Share                $   (0.0352)       $    0.0121
Weighted Average Number of Shares
  of Common Stock                                   9,773,700          2,442,450

Balance Sheet Data:
Year Ended September 30,

Working capital                                   $  (211,115)       $   714,674
Total Assets                                        1,163,738            963,438
Total Liabilities                                   1,033,319            189,099
Stockholders' Equity                              $   130,419        $   774,339

                                  RISK FACTORS

The purchase of common stock involves significant risks. You should carefully consider the following risk factors before you purchase the common stock in this offering.

Management will maintain voting control

Following completion of this offering, the present principal shareholders will maintain voting control of National Rehab based on the issuance of 1,000,000 class A common shares, which entitle the holder thereof to 20 votes for every share held. The purpose of issuing these shares is to ensure that current management will maintain control of National Rehab despite maintaining beneficial ownership of less than a majority of the shares of National Rehab's common stock. Furthermore, the disproportionate vote afforded the class A common stock will prevent or impede potential acquirors from seeking to acquire control of National Rehab, which could have a depressive effect on the price of our common stock. There is no public market for the class A common stock and no market will develop. The class A common stock is non-transferable except to a family member.

Management may decide how to spend funds

Management will have broad discretion over how to spend the funds received from the potential sale of the shares offered hereby. Although management will endeavor to act in the best interests of the shareholders, there can be no assurance that the decision to utilize proceeds will prove profitable to National Rehab. (See "Use of Proceeds".)

Stock prices are unpredictable

General market price declines or market volatility in the future could be negative with respect to the price of our common stock. In recent years, the stock markets in general, and securities of small capitalization companies in particular, have experienced extreme price fluctuations in response to such occurrences as quarterly variations in operating results, changes in earnings estimates, and announcements concerning strategic relationships and other events or facts. This pattern of extreme volatility in the stock market, which in many cases was unrelated to actual operating performance, could cause the price of National Rehab's common stock to go down.

OTC Bulletin Board listing requirements

National Rehab expects to complete this registration of its common stock and to file the appropriate form to become a fully reporting company under the Securities Exchange Act of 1934, as amended. Under the new rules for continued listing on the Bulletin Board, companies are required to become fully reporting. Although National Rehab intends to complete all required filings on a timely basis, there can be no assurance that we will not be de-listed from the Bulletin Board. If de-listed, the market will almost certainly reflect a depressive effect on the price of National Rehab's common stock.

Penny stock regulations and requirements for low priced stock

Based upon the price of National Rehab's common stock as currently traded on the OTC Bulletin Board, National Rehab may be subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received a purchasers written consent to the transaction prior to sale. Consequently, the Rule may adversely affect the ability of the broker-dealers to sell our common stock and could have a negative effect on the ability of the purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Since National Rehab's securities may be subject to the existing rules on penny stock, your ability to liquidate your shares could be severely diminished.

Investors entire investment could be lost

You should be aware that if we are not successful in the operation of our current business, or any future acquisition endeavors, your entire investment in the common stock of National Rehab could become worthless. In addition, our success is highly dependent upon the receipt of funds from this offering. Even if we are successful in our operations and potential acquisitions, it is not certain that you will derive a profit from your investment.

The company will need additional funds

National Rehab will require substantial additional funding to further its real estate operations and business objectives. Although management believes that such funds will become available from sources including cash flow from business operations, bank loans, factoring or sale of additional stock, it has not formulated any specific plan for raising additional funds, including sale of additional equity securities, as of the date of this prospectus. It is not certain that we will be able to obtain additional funding or, if obtained, that the terms of such funding would be favorable. This means that your shares of common stock could lose much of their value.

National Rehab may not be successful

National Rehab competes in the highly competitive market for real estate development and housing construction. Our prospects for success will depend on our ability to successfully market our houses to buyers. As a result, demand and market acceptance for our houses is subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive activities that will be necessary to acquire and build houses and related real estate projects. If we are unable to expand our marketing efforts, we will not generate substantial additional revenues.

National Rehab relies on its management

National Rehab is dependent upon the members of management set forth herein. If the current management is no longer able to provide services to National Rehab, our business will be negatively affected.

Additional capital financing may affect ability to sell

National Rehab's common stock currently trades on the OTC Bulletin Board under the symbol NRPI. Stocks trading on the OTC Bulletin Board generally attract a smaller number of market makers and a less active public market and may be subject to significant volatility. If we raise additional money from the sale of our stock, the market price could drop and your ability to sell your stock could be diminished.

These risk factors must be carefully considered by you before purchasing common stock offered herein. You must be able to sustain a total loss of your investment and have no immediate need for return of your investment before purchasing the common stock offered by National Rehab.

                                 USE OF PROCEEDS

The money we receive from the sale of our common stock will be used as follows:

      o     to purchase and develop real estate properties
      o     to make real estate acquisitions
      o     to use for marketing expenses

                              MARKET FOR SECURITIES

Our common stock is traded in the over-the-counter market and is included in the NASD electronic Bulletin Board under the symbol NRPI. Trading of our stock began on July 4, 1994.

The following is the range of bid and ask prices for our common stock for the periods indicated:

                                            High      Low
                                            ----      ---
                   December 30, 1998       $ .39     $ .25
                   March 31, 1999            .53       .48
                   June 30, 1999             .49       .42
                   September 30, 1999        .25       .22

The prices set forth above represent inter-dealer quotations which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions.

On October 19, 1999, we had approximately 800 shareholders who own common stock.

                                 DIVIDEND POLICY

We have never paid dividends to shareholders. Our board of directors intends to use any retained earnings to grow our business. If we determine that a dividend should be paid, we will base our decision on our financial condition relative to earnings and capital requirements for our business.

                                    DILUTION

As of September 30, 1999, the net tangible book value per share of our common stock currently issued and outstanding was $.10. We calculated this by dividing the net tangible book value by the number of outstanding shares of common stock.

If we sell all the shares of common stock in this offering, we would receive approximately $2,500,000 based upon the current market price of our common stock. The people who buy shares of our common stock will be subject to an immediate dilution of $.06 per share. Shareholders who owned our shares before this offering will have an increase in value of $.08 per share.

The following table illustrates the dilution contained in this offering:

           Registration Statement offering price per share      $   0.25
           Net tangible book value per share before offering $ 0.10 Increase per share attributable to payment by new
              investors, if all shares are sold                 $   0.08
           Net tangible book value per share after sale
              of all shares                                     $   0.18
           Dilution to new investors if all shares are sold     $   0.06

                                 CAPITALIZATION

The following table sets forth the capitalization of National Rehab as of September 30, 1999, and as adjusted to give effect to the issuance and sale of the 10,000,000 shares offered hereby at $0.25 per share. You should read this table carefully along with the financial statements to completely understand our capitalization.

                                                        September 30, 1999
                                                        ------------------
                                                     Actual          As Adjusted
                                                     ------          -----------
Stockholders' Equity
  Common stock Class A voting, $.001
   par value; authorized 2,000,000;
   Issued and outstanding 1,000,000               $     1,000       $     1,000
  Common stock, $.001 par value,
   40,000,000 shares authorized;
   9,054,773 shares outstanding;
   19,054,773 outstanding as
   Adjusted Pro Forma                             $     9,055       $    19,055
  Additional paid in capital                        1,324,190         3,814,190
  Accumulated deficit                                (417,455)         (417,455)
   Total stockholders' equity                     $   916,790       $ 3,416,790
   Total capitalization                           $   916,790       $ 3,416,790

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Overview

The following is a discussion of the financial condition and results of operations of our operations for the 12 month period commencing October 1, 1997 until the close of the fiscal year September 30, 1998. The financial condition information does not include the accounts of National Rehab after the close of the fiscal year ending September 30, 1998, however, the period of 1994 through 1999 is discussed. We are current in our federal and state tax filings.

We specialize in renovating or rebuilding starter homes. Renovated or rebuilt starter homes were valued at approximately $30,000 in 1981, $45,000 in 1987, $60,000 in 1994, $70,000 in 1997, and $85,000 in 1999. The years ahead should find properties in this affordable housing market at the $90,000 range or higher. Over the past 30 years, the market we have targeted continues to be fruitful regardless of national inflation or economic stagnation. We believes the real estate market will continue to be ripe for our future investments. Thousands of homes suffer foreclosure and abandonment every year, creating an unlimited supply of lots and dilapidated homes which fit our investment criteria.

We have a successful record of identifying and purchasing distressed or foreclosed properties, completing renovations on those properties rapidly and inexpensively, and marketing the properties to qualified first-time buyers who can buy the properties with little or no down payment. We typically sell a property for $90,000 and produce a profit of $15,000 per sale. The complete buy-repair or build-resell process for each property takes approximately six months. The intended result is an annual pre-tax return of approximately $30,000 on a $60,000 investment.

The United States Department of Housing and Urban Development and the Federal Housing Administration support the cities and their residential neighborhoods with programs designed to work with developers like us to create low down payment housing. Being favorable to lower income citizens, these programs are non-subsidized by the government and carry their own weight in Washington's bureaucratic environment where charity is often scorned. As a rule, the federal government favors private ownership over public housing and tenant/renter situations. The HUD and FHA programs are specifically aimed at the low-income neighborhoods of America in an attempt to maintain the nation's existing housing stock which has depreciated and declined due to foreclosure, abandonment and old age. The Community Reinvestment Act ("CAR") requires banks all over the nation to invest in these neighborhoods. It is up to the private and public sectors to engage these encouraging and sound programs and make them successful. We have taken advantage of that challenge by revitalizing abandoned urban neighborhoods, and in so doing, helped hundreds of working-class families realize the American dream of home ownership.

Past Operations

Our business involves the real estate industry and in order to buy real estate for our business of rehabilitating houses or building houses, construction financing is necessary. Through the years, we have constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997 as follows:

      Federal Income Tax report for the years 1994 though 1997:

      o     $61,965 - 1994;
      o     $73,886 - 1995;
      o     $76,684 - 1996;
      o     $20,369 - 1997;
      o     ($344,064) - 1998.

In May of 1997 we obtained a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15% and 18% per year with an equal amount in placement fees. Additionally, we had to give the lender 4,000,000 shares of restricted stock. We entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997 we opened an office in New Orleans, Louisiana because that city has 39,000 declared houses in need of repair. In 1997 and 1998, we completed 25 houses in New Orleans and between the points and interest we lost approximately $240,000. In 1998, we left New Orleans as it was determined that, with the excessive rate of interest being charged for the money borrowed, we could not be profitable. As of December 31, 1998, we had no more houses in inventory the inventory. In December 1998 we filed a lawsuit in Dade County Circuit Court against the lender and it's president for civil and criminal usury. In that lawsuit we asked for return of principal, damages and return of the stock issued to the defendants et al. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

In 1997 we wrote off a receivable of $105,000 due to the bankruptcy of the debtor, an original incorporator of National Rehab.

In January, 1999 we completed a reverse split of our common stock on a 1 for 10 basis and proceeded to raise $557,500 from the sale and/or conversion into common stock of senior subordinated debentures. In addition, the Company raised $211,500 from the sale of our restricted stock during the 1999 fiscal year. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital through the sale of common stock.

Present Operations

We are currently based in Miami, where we plan to build 100 houses per 12 month period. To complete this proposed project, we will need to acquire construction financing.

In 1999, we purchased 17 building sites in Miami for cash, filed for building permits and we are proceeding forward with construction. A profit of $300,000 is expected from the completion of these sales. Those houses will be encumbered by mortgages from a Miami lending institution. The decision to build houses in Miami was result of market study showing large number of demand for first time buyer homes and the large number of vacant lots in the mature residential neighborhoods we are accustomed to dealing in.

We have also made a deposit on a 20 acre tract of land with a purchase price of $280,000 in Vero Beach, Florida. We anticipate improving the land with road and utilities and platting the land for 100 single family home sites. We believe we can obtain a land and acquisition loan from a local lending institution for the cost of construction of improvements to the land and we further anticipate building the houses with construction financing and reselling the houses in the local economy. We currently have funds available to purchase the land without financing. The project, known as "Eagle Trace", is estimated to create a profit for National Rehab of $3,500,000. This project is contingent upon construction financing for the land improvements and home construction.

We have also signed contract to purchase an aluminum manufacturing plant that produces aluminum and glass railings, storm shutters and aluminum windows for sale in South Florida. In 1998 the aluminum company had $4,600,000 in sales revenues, however was not profitable due to lack of cash to finance the sale of its products awaiting construction draws. We would acquire an 80% interest and subsequently consolidate financials. We anticipate acquiring financing for its receivables. At that time it is anticipated that our newly acquired subsidiary will be able to increase revenues to $12,000,000 per year and it is projected that the net income will result in $2,000,000 to our bottom line. We have the funds for acquisition, however, the receivable financing funds are not yet in place and therefore the potential profitability of the acquisition target is not secure. Management feels that the supply of users for the target's products are immense because the acquisition target is one of three companies that are licensed to build products passing the newest hurricane protection laws.

Overhead

The monthly costs of our corporate offices are estimated to be approximately $20,000 per month. The monthly expense of $20,000 includes payroll, payroll taxes, dues and subscriptions, utilities for the corporate offices, health insurance for the employees, general liability insurance, office supplies, postage and freight, professional fees for accounting, legal and other consultants, corporate office rent, repairs and maintenance primarily for office equipment, telephone expenses and travel and entertainment

Liquidity and Capital Resources

Prior to our inception as a publicly owned company, we relied primarily upon loans originated by National Rehab's founder, Richard S. Astrom. These loans helped to finance working capital needs when operations did not provide enough cash flow. Additionally, we have relied upon bank financing to acquire properties and pay operational costs. The bank financing has required the personal guarantee of Mr. Astrom. In the future, we need to acquire additional financing for the company with the proceeds of mortgage funding or public or private offerings of stock. However, we currently have sufficient funds to continue operations and new acquisitions will also supply additional funds to continue operations. Therefore, any future funding will result from business expansion and/or improvements to our financial lending structure. Thus, we do not have a schedule of future funds to be acquired and quantified because it is difficult to estimate when, or if, business expansion will occur or when, if financial lucrative opportunities present themselves. If funds are required in the future they will be generated from stock sales or from the mortgaging of real estate. The can be no assurance that any such funds will be available on favorable terms and conditions when the capital is required.

At the end September 30, 1998, we had $13,754 in the bank and in the quarter ending December 1998 we showed a profit of $212,792. In the first months of 1999, we raised approximately $557,500 from the sale of our securities. We will use these monies as well as cash from stock sales for business operations. Should that cash flow prove insufficient, we will slow construction, acquire additional mortgage financing and/or sell additional stock.

Future

In addition to these real estate ventures, we are in negotiations with several additional acquisitions. We plan to acquire sufficient mortgage financing and increase our sales volume to 200 homes in the 1999-2000 fiscal year, generating $3,000,000 of pretax net income. In the 2000-2001 fiscal year, those figures are projected to double with sales rising to 400 houses and net income rising to $6,000,000. Projected sales for the 2001-2002 fiscal year are set at 500 houses with $7,500,000 of net income. These projections mandate our ownership of mortgage companies, title companies and long-term, symbiotic relationships with building contractors. In these operations, we intend to remain a leader in the ongoing task of rebuilding the nation's decaying urban housing and to make a tangible, long-lasting contribution to American society.

We have successfully practiced our buy low, renovate or build, and sell high strategy in several southeastern communities. It is now active in Miami, Florida and is planning expansions to other similar markets in Florida and Georgia. Ultimately, our goal is to buy, build or renovate, and resell thousands of distressed properties in the working-class sections of larger east coast and sunbelt cities.

We plan to develop the aluminum manufacturing plant into a much larger manufacturer, acquiring its competition, and expanding into the Caribbean for sales. We expect $2,000,000 to $3,000,000 monthly sales from the aluminum manufacturing plant assuming successful completion of the acquisition.

Management believes that we will be able to continue supporting ourselves with operational cash flow. However, no assurances can be given that present factors such as favorable economy and attractive interest rates will continue, the effect of which might severely impact the ability of National Rehab to sustain itself in the future.

Lastly, we believe that with our growth and profitability, we will be able to acquire additional funding in the future. The funding will be utilized to support working capital, if necessary, and to make additional acquisitions and investments. The availability and terms of these funding arrangements will depend upon market and other conditions. There can be no assurances that such additional funding will be available on favorable terms.

                                    BUSINESS

Company Background

National Rehab Properties, Inc. was incorporated in Florida in 1993 and completed a reverse merger with a Nevada corporation in 1994. We have over 800 stockholders and have been approved by NASD to be publicly traded on the OTC Bulletin Board. We finance our real estate projects with first mortgages from banks at low bank rates. With our managerial and financial resources fully developed, we will continue to be a leader in business and to set an example of how a profitable, public company can use its assets and resources in conjunction with governmental agencies to develop and improve local communities.

The real estate market of South Florida is ripe for this type of development. Thousands of homes and lots go through foreclosure and abandonment yearly and become available at attractive prices and fit our criteria. These properties can become the inventory for us to buy and resell, and create profits. We do not feed off financial failure and economic stagnation but, to the contrary, encourage economic growth not only by investing in older neighborhoods but by providing jobs to local contractors.

There is an unlimited supply of lots and dilapidated homes available to supply us with product for resale. The cities are mandated by public policy to maintain the neighborhoods in a safe, lawful and orderly manner, which includes that vacant houses be boarded at all times. Owners of vacant houses are notified if their houses are not lawfully kept, after a short period of time the house is demolished at the owner's expense and the lot left clear. We look to invest in these homes either before or after demolition at the appropriate price.

In order for us to buy real estate for our business of rehabilitating houses or building houses, construction financing is necessary. Through the years we have constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997. We have, however, improved our capital position through the sale of our securities and the establishment of new bank financing relationships. This enables us to increase our potential profitability by increasing the number of properties we are developing.

In 1997, a receivable of $105,000 was written off by National Rehab due to the bankruptcy of the debtor, an original incorporator of National Rehab.

In January, 1999, we completed a reverse split of our common stock on a 1 for 10 basis and proceeded to raise approximately $557,500 from the issuance of comm stock issued as a result of conversion of senior subordinated convertible debentures pursuant to an exemption provided for under Rule 504 of Regulation D. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract additional investment capital.

The Market Environment

The following provides a description of the market environment in which we currently operate.

The real estate values of "starter homes" in the United States has kept pace with inflation for the past 30 years, while values of other areas of the real estate market have gone through depression-like periods. These starter homes are found in older established residential neighborhoods. In particular, the increase of the interest rates to 20% in 1981 and the tax law change of 1986 severely lowered the value of real estate. However, the market that we have targeted did not feel the same strains produced by the economy. These renovated "starter homes" were $30,000 in 1981; $45,000 in 1987; $60,000 in 1994; $70,000 in 1997,
and $85,000 in 1999.

The homes sold in these neighborhoods are sold with low down payments. The buyers are usually minorities and/or immigrants and first time home buyers, not often educated in the language of home ownership. Since the 1960's, the big cities of the United States have been abandoned by the middle-class in favor of the suburbs, leaving the older and smaller dwellings to first-time home buyers. Economists refer to this market as the "affordable housing" market.

In the past, low cost homes in the Miami market have been filled by buyers as soon as they became available. In the 1950's, the market was veterans returning from World War II and the Korean War. In the 1960's, the influx of Hispanic immigrants into Miami filled the void left by those people desiring to live in the suburbs. Throughout the 1970's and 1980's, Haitians, Jamaicans, Cubans, Nicaraguans, Panamanians, Hondurans, Venezuelans, Mexicans, and Colombians have made Miami their home. The immigration into this multi-cultural city has not slowed much into the 1990's. Miami has become a large ethnic blend of many nationalities. All of these people need places to call home. It is within this population and older established residential neighborhoods that we have specialized in selling houses priced less than $90,000.

Nationally, home ownership is only 27% in many of these areas. Housing and Urban Development's ("HUD") national housing initiative goal is over 70% home ownership. Our goal is to convert those tenants into homeowners.

HUD and the Federal Housing Administration support the cities and their residential neighborhoods with low down payment housing programs. These financing programs are very favorable to lower income citizens. The Community Reinvestment Act ("CAR") requires banks to invest in these neighborhoods. The government favors private ownership over public housing and tenant-renter situations. It is up to the private and public sectors to engage these sound programs and make them successful. We have taken that challenge by revitalizing urban neighborhoods and, in so doing, help hundreds of working-class families realize the American dream of home ownership.

Business Strategies

We have the following strategies in fulfilling the first part of our Business Plan.

1. (a) Purchase distressed and foreclosed homes for approximately $15,000 that need as much as $35,000 for repairs. The total investment usually approaches $40,000 - $50,000. We then sell the home for $75,000 - $80,000 within six months.

   (b) Purchase vacant lots for $7,500. We then contract with a building contractor to build a 1,300 square foot house for $55,000 and sell it for $90,000 while under construction. Within six months the new home is built, sold and closed. With adequate funds, hundreds of these homes can be purchased in many of America's large metropolitan cities.

The HUD programs are specifically aimed at the low income neighborhoods of America and to maintain the nation's existing housing stock which has depreciated and declined due to foreclosures, abandonment, and old age.

2. Subdivision development is an area of the development business into which we are currently embarking at our project in Vero Beach called "Eagle Trace." This market is known as the retiree market selling to retirees moving from the northern cities to retire, live close to golf courses, the ocean, hospitals, and shopping. The buyers are looking for a new of approximately 1,800 square feet, two car garage, and possibly a pool for approximately $125,000. The land and subdivision improvements costs us $10,000 per lot and, with sales at $25,000 per lot, profit of $15,000 per lot are expected. We plan on developing subdivisions of 70 to 100 homes. Additional profits will be earned by building the houses in the subdivision and selling the homes. Management feels that at that size, our risk is limited.

3. Apartment development is felt to be very lucrative due to demand and high rental prices for new apartments in the South Florida region. With the financing-mortgage plans available to National Rehab, we anticipate building 50 to 100 unit apartment projects and capture a niche that is not being developed by many developers in South Florida at this time.

Competition

The market for real estate development and housing construction is highly competitive and subject to economic changes, regulatory developments and emerging industry standards. We believe that the principal competitive factors in its markets are conformance to building standards, reliability, safety, price and quality of its final product. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

Employees

As of the date of this Prospectus, substantially all of the activities of the company are undertaken by its current officers and directors. We currently have four employees as of this filing.

                                   LITIGATION

On December 18, 1998, National Rehab filed a lawsuit against Goodbody International, Inc. and its CEO for damages in excess of $15,000 in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. This lawsuit alleges civil and criminal usury violations, and requests cancellation of all stock certificates purchased by GBI, and return of all interest plus adjudicated penalties. It is not known as of the date of this Prospectus the outcome of the lawsuit with GBI.

                                   FACILITIES

National Rehab currently maintains its executive offices on a rent-free basis pursuant to a month to month arrangement with the landlord.

                                   MANAGEMENT

The directors and executive officers of National Rehab are as follows:

     Name                     Age        Position
     ----                     ---        --------

     Richard Astrom           52         President, CEO and Director
     Christopher Astrom       28         Vice President, Secretary and Director

Richard Astrom

Richard Astrom currently serves as President, Chief Executive Officer and Chairman of the Board of Directors of National Rehab. He has extensive experience in the first-time home buyer's market. Throughout his career in real estate, he has devoted himself to the needs of people seeking to own a piece of the American dream. Mr. Astrom is a graduate of the University of Miami with a Bachelor's degree in Business Administration and a major in Finance. As a certified real estate broker, he has been active as a salesperson, developer, and real estate investor since 1969. For more than 25 years, he has specialized in rehabilitating the existing housing stock of Miami, one of America's largest and fastest growing cities. He gained invaluable experience outside of the Miami area by adequately filling the roll of vice president and sales manager of a 200 home retirement community in Ocala, Florida, selling land and home packages. He was the primary developer of the land, recreation facilities, and housing stock. He also sold commercial properties and land in the same area, including 40 to 100 acres parcels for horse farms. As founder and president of National Rehab, he has helped make dreams come true for hundreds of South Florida families. He has directed National Rehab through a December 1994 merger with a publicly owned and traded company.

Christopher Astrom

Christopher Astrom currently serves as Vice President, Secretary and Director of National Rehab. Christopher manages all corporate acquisitions. He has experience in the analysis of market areas and their resale ability. In addition, he has developed management systems to control costs of acquisition and rehab thereby helping to ensure our profitability. The spread between purchase and sale is usually the same thus ensuring approximately $15,000 gross profit per sale. He received his Bachelor of Arts in Business Administration from the School of Business at the University of Florida.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid to our chief executive officer for the last three completed fiscal years. No executive officer received compensation of $100,000 or more during any such year.

Name and                                                                        Other Annual
Principal Position           Year           Total Income         Bonus          Compensation
------------------           ----           ------------         -----          ------------
Richard Astrom               1998           $50,000              $-0-           $-0-
President & CEO              1997           $50,000              $-0-           $-0-
                             1996           $50,000              $-0-           $-0-

Christopher Astrom           1998           $15,000              $-0-           $-0-
Vice President &             1997           $-0-                 $-0-           $-0-
Secretary                    1996           $-0-                 $-0-           $-0-

Director Compensation

No fees are paid for director services at the time of this offering, however, reasonable travel and lodging expenses associated with company meetings may be reimbursed.

Securities and Exchange Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling National Rehab, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

Richard Astrom, President, CEO and Director, is the father of Christopher Astrom, Vice President, Secretary and Director, of National Rehab.

In April 1999, National Rehab sold and issued senior subordinated debentures convertible into shares of common stock. As of July 31, 1999, restricted common stock totaling approximately $211,500 was issued and paid for. An additional amount of approximately $257,500 worth of common stock was issued upon conversion of the April 1999 debentures, and in August 1999, an additional amount of approximately $300,000 was received from the debenture conversion.

As of October, 1999, 6,000,000 shares of our common stock have been issued as a result of conversion of previously issued senior subordinated convertible debentures.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth, as of January 14, 2000, the beneficial ownership of National Rehab's common stock by (1) persons who own or are known to own of record more than 5% of our common stock; (2) each director and executive officer of National Rehab; and (3) all directors and officers as a group.

                                                 Number of      % of Outstanding
Name                                              Shares          Common Stock
----                                             ---------      ----------------
Richard and Pamela Astrom                         285,000              15.0%
Christopher Astrom(1)(2)                           10,000               0.5%
Officers & directors as a group (2 persons)       295,000              15.5%

-------------------
(1) Does not include 6,000,000 options to acquire shares of our common stock at a price of $.001 per share. Mr. Astrom has executed a promissory note in the amount of $20,000 for these options which were authorized in consideration for his receiving no compensation during 1996 and 1997.
(2) Does not include 1,000,000 shares of class A common stock issued to Mr. Astrom. Each share entitles him to 20 votes per share.

                            DESCRIPTION OF SECURITIES

Common Stock

National Rehab is authorized to issue 40,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of National Rehab, the holders of the common stock are entitled to receive the net assets held by us after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

Class A Common Stock

National Rehab is authorized to issue 2,000,000 shares of class A common stock with $.001 par value. The class A common stock are substantially identical on a share-for-share basis except that the holders of class A common stock have 20 votes per share on each matter considered by stockholders while holders of the common stock have only one vote per share. The difference in voting rights increases the voting power of the holders of class A common stock and accordingly has an anti-takeover effect. The existence of the class A common stock may make National Rehab a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management. Those seeking to acquire National Rehab through a business combination will be compelled to obtain the approval of the holders of class A common stock before any such business combination can be consummated.

The class A common stock is non-transferable by a holder except to an immediate family member or family trust. There are 1,000,000 shares of class A common stock issued and outstanding held by one shareholder.

                              PLAN OF DISTRIBUTION

This offering is being conducted on a self-underwritten basis by officers, directors and employees of National Rehab. This means we do not have an underwriter and we will sell the shares directly to investors. The entire purchase price of the shares is payable in full upon subscription. We may discount the shares. Officers, directors and employees who sell shares will receive no commissions in connection with the sale of the shares offered hereby.

The offering period will continue for 180 days from the effective date of this Prospectus unless extended by the company for an additional 180 day period.

The offering price for purposes of calculating the filing fee is set at $.25 per share. The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale. The company may offer the shares at no more than a 25% discount to the closing bid price on the day prior to the sale. Accordingly, the final offering price of the shares can't be determined as of the date hereof.

                                  LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for National Rehab by Richard P. Greene, P.A., 2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, Florida 33304.

                                     EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by Baum & Company, P.A. The financial statements have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement to give investors a clear understanding of this offering. For further information with respect to National Rehab and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60604; 7 World Trade Center, New York, NY 10048; and 5757 Wilshire Boulevard, Los Angeles, CA 90034; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, DC 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.

================================================================================

                                 NATIONAL REHAB
                                PROPERTIES, INC.

                                10,000,000 shares

                                  -------------
                                   PROSPECTUS
                                  -------------

                                January 18, 2000

================================================================================

================================================================================

No person is authorized to make any representations which are not contained in this Prospectus. This Prospectus does not constitute an offer to sell any of our common stock to any person in a state where such offer or sale could be unlawful. The information contained in this Prospectus or National Rehab's business may have changed since the date hereof.

                                -----------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary .........................................................   2
Risk Factors ...............................................................   6
Use of Proceeds ............................................................   9
Dividends ..................................................................   9
Dilution ...................................................................  10
Capitalization .............................................................  11
Management's Discussion and Analysis of Results of Operations and
  Financial Condition ......................................................  12
Business ...................................................................  16
Management .................................................................  20
Certain Transactions .......................................................  21
Principal Shareholders .....................................................  22
Description of Securities ..................................................  22
Plan of Distribution .......................................................  23
Legal Matters ..............................................................  23
Experts ....................................................................  23
Available Information ......................................................  23
Financial Statements

                                ----------------

Until January 18, 2001 (365 days after date of this Prospectus), any person who is involved with the offer or sale of the shares may be required to deliver a Prospectus with respect to subscriptions for the common stock offered hereby.

================================================================================

                         NATIONAL REHAB PROPERTIES, INC.

                          AUDITED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 1999 AND 1998

                         NATIONAL REHAB PROPERTIES, INC.

                                Table of Contents

                                                                            Page

Independent Auditor's Report                                                   1

Financial Statements
    Balance Sheet                                                              2
    Statements of Income                                                       3
    Statements of Changes in Stockholders' Equity                              4
    Statements of Cash Flows                                                   5

Notes to Financial Statements                                              6 - 9

                              BAUM & COMPANY, P.A.
                          Certified Public Accountants
                        1515 University Drive - Suite 209
                          Coral Springs, Florida 33071
                                 (954) 752-1712

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
National Rehab Properties, Inc.
Miami, Florida

We have audited the accompanying balance sheet of National Rehab Properties, Inc. of September 30, 1999 and the related statements of income, changes in stockholders' equity, and cash flows for the years ended September 30, 1999 and September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Rehab Properties, Inc. of September 30, 1999, and the results of its operations, changes in stockholders' equity and its cash flows for the years ended September 30, 1999 and September 30, 1998 in conformity with generally accepted accounting principles.


                                                     /s/ Baum & Company, P.A.

December 13, 1999
Coral Springs, Florida

                         NATIONAL REHAB PROPERTIES, INC.
                                  BALANCE SHEET
                               SEPTEMBER 30, 1999

                                     ASSETS

Current Assets
    Cash in bank                                                    $   411,257
    Inventory - real estate holdings (Note 2 and 6)                   1,216,381
    Subscriptions Receivable (Note 7)                                   500,000
    Prepaid expenses                                                     57,000
                                                                    -----------

       Total Current Assets                                           2,184,638
                                                                    -----------

Property, Plant & Equipment (Note 4)
    (Net of $12,061 accumulated depreciation)                            47,435
Other Assets
    Investment - land                                                    22,283
    Notes Receivable (Net of allowance for bad debts of $12,000)         12,358
    Organizational costs (net of $2,779 accumulated depreciation)         2,779
    Deposits                                                             25,000
    Note Receivable - Related Party (Note 5)                            302,000
                                                                    -----------

       Total Other Assets                                               364,420
                                                                    -----------

                           Total Assets                             $ 2,596,493
                                                                    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
    Accounts payable and accrued expenses                           $    82,203
    Notes payable (Note 6)                                              650,000
    Mortgages and debentures payable (Note 7)                           947,500
                                                                    -----------

       Total Current Liabilities                                      1,679,703
                                                                    -----------

Shareholders' Equity
    Common stock, $.001 par value; authorized 40,000,000
       Shares; issued and outstanding 9,054,773                           9,055
    Common stock class a voting, $.001; authorized 2,000,000
       shares; issued and outstanding 1,000,000                           1,000
    Additional paid in capital                                        1,324,190
    Accumulated deficit                                                (417,455)
                                                                    -----------

       Total Shareholders'  Equity                                      925,688
                                                                    -----------

       Total Liabilities and Shareholders' Equity                   $ 2,596,493
                                                                    ===========

            See accountants' report and notes to financial statements

                         NATIONAL REHAB PROPERTIES, INC.
                              STATEMENTS OF INCOME
                     YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                               1999           1998
                                                           -----------    -----------
Revenues:

    Gross sales                                            $   374,038    $   935,744

    Cost of sales                                              118,368      1,163,556
                                                           -----------    -----------

    Gross profit (loss)                                        255,670       (227,812)

Operating Expenses:

    General & administrative expenses                          509,543         69,623
                                                           -----------    -----------

Net (loss) before other income and expense                    (253,873)      (297,435)

Interest (expense)                                             (14,124)       (48,836)

Interest income                                                  8,488          2,207
                                                           -----------    -----------

Net (loss)                                                 $  (259,509)   $  (344,064)
                                                           ===========    ===========

Weighted average common shares outstanding                   3,390,338        977,370
                                                           -----------    -----------

Weighted average common shares outstanding fully diluted     7,715,338        977,370
                                                           -----------    -----------

Loss per share                                             $    (.0765)   $     (.352)
                                                           ===========    ===========

Loss per share fully diluted                               $    (.0336)   $     (.352)
                                                           ===========    ===========

            See accountants' report and notes to financial statements

                         NATIONAL REHAB PROPERTIES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                           SEPTEMBER 30, 1999 AND 1998

                                                    Common Stock           Class A      Additional     Retained Earnings/
                                                    ------------            Common        Paid-in         Accumulated
                                               #Shares        Amount        Voting        Capital           Deficit
                                               -------        ------        ------        -------           -------
September 30, 1997                              977,370    $       977   $       -0-   $   288,267       $   186,119

Net (Loss)                                                                                                  (344,064)
                                            -----------    -----------                 -----------       -----------

September 30, 1998                              977,370            977                     288,267          (157,946)

Additional shares issued for services
   rendered Class A Voting                    1,000,000                        1,000       119,000

Additional shares issued for services
   rendered                                   3,030,000          3,030                     107,970

Additional shares issued for subscription
   offering                                   2,075,004          2,075                     209,425

Additional shares issued from debenture
   conversion                                 2,972,399          2,972                     599,528

Net (Loss)                                                                                                  (259,509)
                                            -----------    -----------   -----------   -----------       -----------

September 30, 1999                           10,054,773    $     9,055   $     1,000   $ 1,324,190       $  (417,455)
                                            ===========    ===========   ===========   ===========       ===========

            See accountants' report and notes to financial statements

                         NATIONAL REHAB PROPERTIES, INC.
                             STATEMENT OF CASH FLOWS
                           SEPTEMBER 30, 1999 AND 1998

                                                                        1999         1998
                                                                     ---------    ---------
Cash Flows From Operating Activities:

    Net income (loss)                                                $(259,509)   $(344,064)

    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Depreciation and amortization                                 10,562        5,199
          Changes in assets and liabilities
          (Increase) decrease in inventory of real estate holdings    (951,403)      99,136
          (Increase) decrease in prepaid expenses                       15,645      (71,569)
          Decrease in mortgages receivable                              41,018
          Decrease in security deposits                                    700

            See accountants' report and notes to financial statements

                         NATIONAL REHAB PROPERTIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Background

      The Company was originally incorporated in the State of Nevada on October 18, 1971 under the name of Mister Las Vegas, Inc. On December 15, 1994 the Company merged with a privately owned company, National Rehab Properties, Inc., a Florida corporation formed on October 1, 1993. The surviving Nevada corporation changed its name to National Rehab Properties, Inc. and became authorized to conduct business in the State of Florida on August 17, 1995. The Corporation's primary objective is to purchase residential properties, renovate the acquired properties, and hold the refurbished, reconstructed properties for sale, or buy lots and build houses for resale. National Rehab Properties, Inc.'s accounting procedures are based on the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide, "Construction Contractor". The Company intends to sell its inventory in the normal course of doing business.

      Real Estate Holdings Real estate investments are stated at the lower of cost or market. Acquisition costs are allocated to respective properties based on appraisals of the various properties acquired in the acquisition.

      Income Taxes

      In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting standards 109 of "Accounting for Income Taxes." Under the Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has net operating losses (NOL's) of approximately $ 417,455.

            Deferred tax benefit (34% statutory rate)             $  88,233
            Valuation allowance                                      88,233
                                                                  ---------
                Net Benefit                                       $     -0-
                                                                  =========

      Due to the uncertainty of utilizing the NOL and recognizing the deferred tax benefit, an offsetting valuation allowance has been provided.

      Revenue Recognition

      Revenue is recognized under the full accrual method of accounting upon the completed sale of real property held for development and sale. All costs incurred directly or indirectly in acquiring and developing the real property are capitalized.

                         NATIONAL REHAB PROPERTIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, cash in banks, and any highly liquid investments with a maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. At September 30, 1999 the Company had approximately $400,000 on deposit.

      Earnings/Loss Per Share

      Primary earnings per common share are computed by dividing the net income
      (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The number of shares used for the fiscal years ended September 30, 1999 and 1998 were 3,390,338 and 977,370 respectively. Fully diluted shares for the fiscal year ended September 30, 1999 and 1998 were 7,715,338 and 977,370 respectively.

NOTE 2 - INVENTORY

      Inventory consists of residential single family homes and duplexes held for resale, and is valued at the lower of costs or market value. Cost includes acquisition, renovation and carrying costs specifically identified with each unit.

NOTE 3 - LONG-TERM RECEIVABLES

      Mortgages Receivable

      Rehab Properties due to the irregular payment history of these types of mortgages, the balance has been reclassified as Mortgages receivable of $ 12,358, net of an allowance for bad debt of $12,000, are due from persons that purchased properties from the Company.

                         NATIONAL REHAB PROPERTIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

NOTE 4 - PROPERTY & EQUIPMENT

      Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets, generally three to five years, on a straight-line basis.

      Transportation Equipment                                       $  54,680
      Office Equipment                                                   4,816
                                                                     ---------
            Total                                                       59,496
      Less: Accumulated Depreciation                                   (12,061)
            Net Fixed Assets                                         $  47,435
                                                                     =========

NOTE 5 - RELATED PARTY TRANSACTION

      The president of the Company owes $302,000. The note accrues interest at 8% per annum and is payable on September 20, 2000.

      The officers of the Company receive commissions for the execution of real estate transactions. During the fiscal year ended September 30, 1999, $121,000 was paid out and or accrued.

      (See Note 7 - Capital Transactions)

NOTE 6 - MORTGAGES AND NOTES PAYABLE

      Mortgage Payable

      Collateralized note, bearing interest at the greater of 8.25% or
      1.5% over prime lending rate. Payable monthly interest only, and balloon payment of principal plus unpaid interest on October 1,
      2000. Construction loan not currently drawn upon.                 $   -0-

      Mortgage Payable

      Collateralized note bearing interest at 8% and payable in full
      plus accrued interest on June 29, 2000                            600,000

      Note Payable

      Collateralized note, secured by real estate, due upon sale of
      underlying real estate. Includes computed interest of 10%.         30,000

      Note Payable - Related Party

      Unsecured note, non-interest bearing, due on demand                20,000

                    NATIONAL REHAB PROPERTIES, INC.
                     NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1999

NOTE 6 - MORTGAGES AND NOTES PAYABLE (Continued)

      Total Notes payable                                               650,000

      Total Non-Current Maturities                                          -0-
                                                                       --------

      Total Current Maturities                                         $650,000
                                                                       ========

NOTE 7 - CAPITAL TRANSACTIONS

      During the fiscal year ended September 30, 1999 the following capital transactions occurred.

      A. 1,000,000 Class A voting common shares, valued at $120,000, were issued to an officer of the Company for services rendered.

      B. 3,030,000 common shares, valued at $11,000, were issued for services rendered. 1,630,000 of these shares were issued to unrelated parties. 1,400,000 of these shares were issued to an officer of the Company. Subsequent to the year end, the 1,400,000 shares issued to the officer were turned back into the corporation and canceled.

      C. 2,075,004 common shares were sold through a 504(D) offering. The Company received, net of offering expenses, $211,500.

      D. 2,972,399 common shares valued at $602,500 were issued to debenture holders as part of a conversion provision.

      E. On July 30, 1999 the company offered a senior subordinated convertible debenture. As of the year end the Company raised $947,500. Subsequent to the year end, the offering was fully funded with the company receiving net proceeds of $870,000. Also, all of the debenture holders exercised the convertible provision and 6,000,000 common shares were subsequently issued.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

            SEC Registration Fee                        $   695.00
            Transfer Agent Fees*                          3,000.00
            Printing Costs*                               5,000.00
            Legal Fees and Expenses*                     50,000.00
            Accounting Fees and Expenses*                15,000.00
            Blue Sky Fees and Expenses*                  15,000.00
            Miscellaneous*                                1,305.00
                                                        ----------
            Total                                       $90,000.00

* Indicates expenses that have been estimated for the purpose of filing. Printing costs include costs associated with electronic filing on EDGAR.

Item 14. Indemnification of Directors and Officers

Article IX of the Company's By-laws provides indemnification provisions for its officers, directors, employees or agents.

The provisions of Section 78.751, Nevada Statutes, dealing with indemnification of corporate officers, directors or agents, provide as follows:

      "(1) A corporation may indemnify any person who was or is a party, or is threatened to be made party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contenders or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (2) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

      (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employees, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                  (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding;

                  (b) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (c) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding.

      (5) Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon a preliminary determination following one of the procedures set forth in subsection (4) that the director, officer, employee, or agent met the applicable standard of conduct set forth in subsection (1) or subsection
      (2) or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

      (6) A corporation shall have the power to make any other or further indemnification of any of its directors, officers, employees, or agents under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct.

      (7) Indemnification as provided in this section shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      (8) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving as the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

      (9) If any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the time of delivery to shareholders of written notice of the next annual meeting of shareholders, unless such meeting is held within 3 months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation."

INDEMNIFICATION UNDERTAKING

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and is therefor unenforceable and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company as reflected post merger, was incorporated on October 18, 1971. In January, 1999, the Company effected a reverse split of its common stock on a 1 for 10 basis. In April 1999, the Company issued senior subordinated debentures convertible into shares of Common Stock. As of July 31, 1999, restricted Common Stock totaling $211,500 was issued and paid for. An additional $257,500 of Common Stock was issued upon conversion of debentures issued in April 1999. In August of 1999, an additional $300,000 was received for the issuance of additional senior subordinated convertible debentures.

The sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as transactions by an issuer not involving any public offering as well as pursuant to Rule 504 of Regulation D.

Item 16. List of Exhibits

Exhibit    Description                                                  Page No.

   3.1     Articles of Incorporation **
   3.2     By-Laws **

   4.1     Specimen Common Stock Certificate **
   4.2     Specimen Class A Common Stock Certificate *

    5      Opinion of Registrant's Counsel **

  24.1     Consent of Richard P. Greene, P.A., Registrant's Counsel
  24.2     Consent of Baum & Company, P.A., Registrant's Accountant

-------------
*     To be filed by amendment.
**    Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Amendment Number One on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Miami, and State of Florida on January 14, 2000.

                                          NATIONAL REHAB PROPERTIES, INC.


                                      By: /s/ Richard Astrom
                                          -------------------------------------
                                          RICHARD ASTROM
                                          President/Principal Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                   Title                                       Date
----------                  ------                                      -----


/s/ Richard Astrom          President and Director                     1/14/00
-----------------------     (Principal Executive Officer)
Richard Astrom


/s/ Christopher Astrom      Vice President and Director                1/14/00
-----------------------     Treasurer, (Principal
Christopher Astrom          Accounting Officer)

                       SECURITIES AND EXCHANGE COMMISSION

                                                      Registration No. _________

                        --------------------------------

                                    EXHIBITS

                                       TO

                              AMENDMENT NUMBER ONE

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                        --------------------------------

                         NATIONAL REHAB PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

            INDEX TO EXHIBITS PURSUANT TO ITEM 601 OF REGULATION S-B

Exhibit    Description                                                  Page No.

  3.1      Articles of Incorporation **
  3.2      By-Laws **

  4.1      Specimen Common Stock Certificate **
  4.2      Specimen Class A Common Stock Certificate *

   5       Opinion of Registrant's Counsel **

 24.1      Consent of Richard P. Greene, P.A., Registrant's Counsel
 24.2      Consent of Baum & Company, P.A., Registrant's Accountant

-------------
*     To be filed by amendment.
**    Previously filed.